Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of USA Technologies, Inc., a Pennsylvania corporation (the “Company”);

WHEREAS, S.A.V.E. Partners IV, LLC, a Delaware limited liability company (“S.A.V.E.”), Locke Partners I LLC, a Delaware limited liability company, John S. Ioannou, Ajoy H. Karna, Rodman K. Reef, Andrew Salisbury, Craig W. Thomas, Bradley M. Tirpak, George Wallner, James W. Stuckert, Diane V. Stuckert, James W. Stuckert Revocable Trust U/A DTD 2/10/86 Amended & Restated 2/7/07 and  Diane V. Stuckert Revocable Trust U/A DTD 8/7/03 wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2012 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2012 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 26 day of April 2012 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  If a controlled Affiliate (as defined in Rule 12b-2 under the Exchange Act) of any of the undersigned parties acquires any securities of the Company, such undersigned party shall cause such controlled Affiliate to agree in writing, for the benefit of all of the undersigned parties, to be subject to the terms of this Agreement as if it were a party hereto.

2.           So long as this Agreement is in effect, each of the undersigned hereby agrees that he/it will not Transfer or agree to Transfer any securities of the Company (whether now owned or hereafter acquired) without the prior written consent of S.A.V.E.  The term “Transfer” shall mean any direct or indirect (i) sale, assignment, conveyance, grant of participation or similar interest, pledge, hypothecation, subjecting to any lien, claim or encumbrance or other disposition, (ii) hedge, acquisition of a put or other shifting of the risk of loss, or (iii) possession or acquisition of any contractual or derivative right to accomplish any of the foregoing.

3.           So long as this Agreement is in effect, and subject to Section 2, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of his/its purchases or sales of securities of the Company, or (ii) any securities of the Company over which he/it acquires or disposes of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

4.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by Mr. Tirpak to the Board at the 2012 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.           S.A.V.E. shall have the right to pre-approve all expenses incurred in connection with the Group’s activities set forth in Section 3 and agrees to pay directly all such pre-approved expenses.

6.           Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by S.A.V.E. or its representatives.

7.           Should any disagreement arise between or among any members of the Group concerning decisions to be made or actions to be taken in connection with the activities specified in Section 4 or 6, S.A.V.E. shall have the sole authority to resolve any such disagreement.

8.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Subject to Section 2, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

9.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

10.           Any legal action or proceeding arising out of the provisions of this Agreement or any of the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

11.           This Agreement shall remain in effect until the certification of the final results of the 2012 Annual Meeting, unless sooner terminated in writing by S.A.V.E.

12.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.  Notwithstanding anything to the contrary contained herein, this Agreement may be amended, without the written consent of each of the parties hereto, to add any person or entity as a party hereto, which shall become effective upon execution of an appropriate joinder agreement signed by such person or entity and S.A.V.E.

13.           Each party acknowledges that Olshan shall act as counsel for both the Group and S.A.V.E. and its affiliates relating to their investment in the Company.

14.           Each of the undersigned hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

S.A.V.E. PARTNERS IV, LLC

By:	Locke Partners I LLC
Managing Member

By:	/s/ Craig W. Thomas
Name:	Craig W. Thomas
Title:	Co-Managing Member

LOCKE PARTNERS I LLC

By:	/s/ Craig W. Thomas
Name:	Craig W. Thomas
Title:	Co-Managing Member

/s/ John S. Ioannou
JOHN S. IOANNOU

/s/ Ajoy H. Karna
AJOY H. KARNA

/s/ Rodman K. Reef
RODMAN K. REEF

/s/ Andrew Salisbury
ANDREW SALISBURY

/s/ Craig W. Thomas
CRAIG W. THOMAS

/s/ Bradley M. Tirpak
BRADLEY M. TIRPAK

/s/ George Wallner
GEORGE WALLNER

/s/ James W. Stuckert
JAMES W. STUCKERT

/s/ Diane V. Stuckert
DIANE V. STUCKERT

JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07

By:	/s/ James W. Stuckert
Name:	James W. Stuckert
Title:	Trustee

DIANE V. STUCKERT REVOCABLE TRUST U/A/ DTD 8/7/03

By:	/s/ Diane V. Stuckert
Name:	Diane V. Stuckert
Title:	Trustee